SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check	the appropriate box:

☐ PreliminaryProxy Statement
☒ DefinitiveProxy Statement
☐ Confidential,for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ DefinitiveAdditional Materials
☐ SolicitingMaterial Pursuant to § 240.14a-12

SHOPPING.COM LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

December 22, 2004

Dear Shareholder:

You are cordially invited to attend the Extraordinary General Meeting of Shopping.com Ltd., to be held at Shopping.com’s principal executive offices, 1 Zoran Street, Netanya, 42504, Israel, on Friday, January 28, 2005, at 10:00 a.m., Israel time.

Holders of Shopping.com’s ordinary shares are being asked to vote on the matter listed in the enclosed Notice of Extraordinary General Meeting. The board of directors recommends a vote “FOR” the matter set forth in the notice.

It is important that you use this opportunity to take part in the affairs of Shopping.com Ltd. by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the proxy does not deprive you of your right to attend the Extraordinary General Meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Daniel T. Ciporin

Chief Executive Officer and Chairman of the Board

SHOPPING.COM LTD.

1 Zoran Street

Netanya, 42504, Israel

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

To Be Held January 28, 2005

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of SHOPPING.COM LTD. (the “Company”) will be held at our principal executive offices, 1 Zoran Street, Netanya, 42504, Israel, on Friday, January 28, 2005, at 10:00 a.m., Israel time, for the following purposes:

1.	To confirm each of the following directors as external directors of the Company pursuant to Chapter 1 of Part 6 of the Israeli Companies Law, 1999:

(a)	Mr. Alex W. “Pete” Hart; and

(b)	Ms. Elizabeth Cross.

2.	To act upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

Proposal No. 1 is more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed the close of business on December 20, 2004 as the record date for determining those holders of ordinary shares who will be entitled to notice of this Extraordinary General Meeting and to vote at the meeting or any adjournment or postponement thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Martin E. Roberts

Secretary

Brisbane, California

December 22, 2004

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

SHOPPING.COM LTD.

1 Zoran Street

Netanya, 42504, Israel

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the board of directors of Shopping.com Ltd., an Israeli corporation (the “Company” or “Shopping.com”), of proxies to be voted at an Extraordinary General Meeting, which will be held at our principal executive offices, 1 Zoran Street, Netanya, 42504, Israel, on Friday, January 28, 2005, at 10:00 a.m., Israel time, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Extraordinary General Meeting. This proxy statement and the accompanying form of proxy were first mailed to shareholders on or about December 23, 2004.

Record Date

The close of business on December 20, 2004 was the record date for shareholders entitled to notice of the Extraordinary General Meeting. As of the record date, we had 29,548,899 ordinary shares outstanding and entitled to vote at the Extraordinary General Meeting. Our ordinary shares do not have cumulative rights.

Voting Rights and Voting

Only shareholders of record at the close of business on December 20, 2004 will be entitled to vote at the Extraordinary General Meeting. Shareholders on the record date are entitled to one vote for each ordinary share held as of the record date. All votes will be tabulated by the inspector of election appointed for the Extraordinary General Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

All ordinary shares represented by properly executed proxies received prior to or at the Extraordinary General Meeting and not revoked prior to the Extraordinary General Meeting will be voted as specified in the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted in accordance with the recommendation of the board of directors contained in this proxy statement and, in the discretion of the persons named in the proxy, on such other matters as may properly come before the Extraordinary General Meeting.

Quorum

The representation, in person or by proxy, of at least a majority of the ordinary shares issued and outstanding as of the record date is required to constitute a quorum at the Extraordinary General Meeting.

Vote Required to Approval the Proposals

Under the Israeli Companies Law, the vote of a majority of the ordinary shares present and voting at the Extraordinary General Meeting is required to confirm Mr. Hart and Ms. Cross as external directors. Of the shares voted to confirm an external director:

•	at least one-third must be shares held by shareholders other than controlling shareholders; or

•	the total number of shares voted against the external director and held by shareholders other than controlling shareholders must not exceed 1% of the aggregate voting rights in the Company.

A controlling shareholder is a shareholder who has the ability to direct the activities of a company, including a shareholder who owns 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights.

Some shareholders of record, such as brokers, are nominees holding shares on behalf of beneficial owners. Such nominees seek voting instructions from the beneficial owners of the shares they hold of record. If the beneficial owners give voting instructions to the nominees, the shares will be voted and counted as votes in favor or against the proposals as indicated in the voting instructions. If the beneficial owners give no voting instructions to the nominee on a matter that is deemed “routine,” such as the matter presented in this proxy statement, the nominees may vote the shares in their discretion either for or against the routine proposal. In any event, the shares held by the nominees will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Extraordinary General Meeting.

Abstentions with regard to the election of directors, and directions to withhold voting authority for one or more members of the board of directors, will not be counted in the tabulation of the votes cast on the proposal presented to shareholders.

Revocability of Proxy

A shareholder may revoke his, her or its proxy by delivering to the Company, subsequent to receipt by the Company of his, her or its proxy, a written notice canceling the proxy or submitting a different proxy, prior to or at the Extraordinary General Meeting. A shareholder’s proxy will also be revoked upon receipt by the Chairman of the Extraordinary General Meeting of written notice from such shareholder of the revocation of his, her or its proxy or by voting in person at the Extraordinary General Meeting.

Costs

The Company will bear the costs of the Company’s solicitation of proxies for the Extraordinary General Meeting. In addition to solicitation by mail, we and our agents may solicit proxies from shareholders by telegram, electronic mail, telephone, telegraph or in person. Following the original mailing of the proxy statement, we will request that brokers, custodians, nominees and other record holders of our ordinary shares forward copies of the proxy materials to persons for whom they hold ordinary shares and request authority for the exercise of proxies. In these cases, we will reimburse such record holders for their reasonable expenses if requested to do so.

PROPOSAL NO. 1—CONFIRMATION OF EXTERNAL DIRECTORS

At the Extraordinary General Meeting, shareholders will confirm the election of two Class III directors, each to hold office until the 2007 Annual General Meeting of Shareholders. The boards of directors of Israeli companies whose ordinary shares are publicly traded are required to include at least two members who qualify as external directors under Israeli law. External directors must be elected by the vote of a majority of the ordinary shares present and voting at a shareholders meeting. Of the shares voted to confirm an external director:

•	at least one-third must be shares held by shareholders other than controlling shareholders; or

•	the total number of shares voted against the external director and held by shareholders other than controlling shareholders must not exceed 1% of the aggregate voting rights in the Company.

External directors are elected to serve a term of three years, and may be reelected to serve in this capacity for one additional term of three years. External directors of the Company may be removed from office only under limited circumstances, including ceasing to meet the statutory qualifications for their appointment or violating the duty of loyalty to the Company. If all directors are of the same gender, the next new external director elected must be of the other gender. Each committee of the board of directors must include at least one external director, except that the audit committee must include all external directors then serving. Israeli law regulating the compensation of external directors prohibits external directors from receiving, directly or indirectly, any compensation, other than for services as an external director pursuant to the provisions and limitations set forth in the regulations promulgated under Israeli law.

Israeli law provides that a person is not qualified to serve as an external director of the Company if at any time during the two years preceding appointment, that person, a relative, partner or employer of that person, or any entity under that person’s control, has had any affiliation or business relations with the Company, any entity controlling the Company or an entity that, as of the date of appointment, or at any time during the two years preceding that date, is controlled by the Company or by an entity controlling the Company.

No person may serve as an external director if that person’s professional activities create, or may create, a conflict of interest with that person’s responsibilities as a director or otherwise interfere with that person’s ability to serve as a director.

Until the lapse of two years after termination of membership on our board, we may not engage an external director to serve as an executive officer or director and cannot employ or retain that person to provide paid professional services, whether directly or indirectly.

On November 3, 2004 and December 17, 2004, our board of directors unanimously elected Mr. Hart and Ms. Cross, respectively, to serve as our two external directors. Pursuant to Israeli law, we are required to confirm our initial external directors at an Extraordinary General Meeting within three months following our initial public offering that closed on October 29, 2004.

External Director Nominees

Alex W. “Pete” Hart (Age 64) – Mr. Hart has served as a member of our board of directors since November 2004. Since 1997, Mr. Hart has been an independent consultant to the consumer services industry, focusing on payment services and consumer finance. From 1995 to 1997, he served as chief executive officer of Advanta Corporation, a consumer lending company, and he was its executive vice chairman from 1994 to 1996. From 1988 to 1994, Mr. Hart served as president and chief executive officer of MasterCard International, a global payment provider. Mr. Hart is chairman of the board of directors of Silicon Valley Bancshares Inc., and a director of Fair Isaac Corporation, a provider of analytics and decision technology, and Global Payments, Inc., a payment services company. Mr. Hart holds a B.A. in Social Relations from Harvard University.

Elizabeth Cross (Age 46) – Ms. Cross has served as a member of our board of directors since December 2004. In 1991, Ms. Cross co-founded Ariat International, Inc., a global footwear and clothing brand focused on the equestrian market, and has served as its chairman and chief executive officer since that time. From 1988 to 1991, Ms. Cross was a management consultant with Bain & Company, an international strategy consulting firm. She received her B.A. from the University of Colorado and her M.B.A. from the Stanford Graduate School of Business.

THE BOARD RECOMMENDS THE CONFIRMATION OF

BOTH MR. HART AND MS. CROSS

AS EXTERNAL DIRECTORS

Board and Committee Meetings

The board of directors met 11 times during 2003. In 2003, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all board committees on which he served (during the period that he served).

Our board of directors has an audit committee, a compensation committee and a nominating committee.

Audit Committee. Our audit committee assists the board of directors in fulfilling its oversight responsibilities relating to our financial accounting, reporting and controls. Pursuant to its charter, the audit committee is responsible for monitoring the integrity of our financial statements and auditing, accounting and financial reporting processes, evaluating the qualifications and independence of the external auditor and detecting defects in the management of our business through consultation with the internal auditor. The responsibilities of the audit committee under Israeli law include identifying irregularities in the management of the Company’s business and approving certain related party transactions. The audit committee met three times in 2003. Our board of directors has adopted an audit committee charter that is available on our website at http://investor.shopping.com/downloads/audit.pdf.

The board of directors of an Israeli public company must appoint an audit committee with at least three members, all of whom are members of the board of directors. The chairman of the board, any controlling shareholder, any relative of a controlling shareholder, and any director employed by the Company or who provides services to the Company on a regular basis (other than as a board member) may not serve on the audit committee. Currently, the members of our audit committee are Ms. Mather, who is the chair, Dr. Liedl, Ms. Norrington, Mr. Hart and Ms. Cross. Following the confirmation of Mr. Hart and Ms. Cross as our external directors, the composition of our audit committee will meet the requirements of Israeli law. The board has determined that each member of our audit committee is an independent director as defined under the rules of The NASDAQ Stock Market.

Compensation Committee. Our compensation committee reviews and determines policies relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the chief executive officer and other executive officers, evaluating the performance of these officers in light of those goals and objectives, and determining compensation of these officers based on those evaluations. This committee also administers our equity-based compensation plans, subject to approval by the board of certain actions to the extent required by applicable law. Under our Articles of Association, all compensation arrangements with executive officers who are not directors require approval of the compensation committee. However, extraordinary transactions with executive officers require additional approvals. Arrangements regarding the compensation of directors, including executive officers who are directors, require approval of the audit committee, the board of directors and the shareholders in that order. The compensation committee met four times during 2003. Currently, the members of our compensation committee are Mr. Eisenberg, who is the chair, Ms. Norrington and Mr. Hart. The board has determined that each member of our compensation committee is an independent director as defined under the rules of The NASDAQ Stock

Market. Our board of directors has adopted a compensation committee charter that is available on our website at http://investor.shopping.com/downloads/compensation.pdf.

Nominating Committee. Our nominating committee identifies, evaluates and recommends nominees for membership on our board of directors. Our nominating committee was formed in February 2004, and therefore there were no meetings during the last fiscal year. The members of our nominating committee are Mr. Gurley, who is the chair, Ms. Mather and Ms. Cross. The board has determined that each member of our nominating committee is an independent director as defined under the rules of The NASDAQ Stock Market. Our board of directors has adopted a nominating committee charter that is available on our website at http://investor.shopping.com/downloads/nominating.pdf.

Consideration of Director Nominees. The nominating committee determines the desired qualifications, expertise and characteristics of the members of our board of directors. To this end, the nominating committee considers the independence, diversity, age, integrity, skills, expertise, breadth of experience, knowledge about the Company’s business or industry, and willingness to devote adequate time and effort to board responsibilities, in the context of the existing composition and needs of the board and its committees.

The nominating committee recommends to the board all director nominees before they are appointed to the board or proposed by the board for election by the shareholders. In connection with selecting director nominees, the nominating committee will consider nominations properly submitted by shareholders in accordance with the rules and regulations of the Securities and Exchange Commission and Israeli law and the procedures set forth in our Articles of Association or any policy adopted by the nominating committee with regard to any director nominees recommended for nomination by the shareholders. The nominating committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our shareholders.

Our chief executive officer, Daniel Ciporin, recommended Mr. Hart to the nominating committee and the board to become a member of the board of directors. We hired a third-party search firm to assist us in identifying Ms. Cross to become a member of the board of directors.

Shareholder Communications with Our Board

Shareholders may communicate with the board by e-mail to corporate_secretary@shopping.com, or by mail to Corporate Secretary, Shopping.com Ltd., c/o Shopping.com, Inc., 8000 Marina Boulevard, Fifth Floor, Brisbane, California 94005. The corporate secretary assists the board in reviewing and responding appropriately to shareholder communications. The names of specific board members to whom the communication is directed, if any, should be noted in the communication. The board has instructed the corporate secretary to forward such correspondence only to the intended recipients; however, the board has also instructed the corporate secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the board’s consideration. In such cases, that correspondence may be forwarded elsewhere in the Company for review and possible response.

Our 2004 Annual General Meeting was held in Israel and none of our directors attended.

EXECUTIVE OFFICERS AND DIRECTORS

The names, ages and positions of our executive officers and directors as of December 15, 2004 are set forth below:

Name	Age	Position
Daniel T. Ciporin	47	Chief Executive Officer and Chairman of the Board
Amir Ashkenazi	33	Chief Technology Officer
Ignacio J. Fanlo	43	Chief Revenue Officer
Greg J. Santora	53	Chief Financial Officer
John P. Connaughton	39	Director
Elizabeth Cross	46	Director
Michael A. Eisenberg	33	Director
J. William Gurley	38	Director
Alex W. “Pete” Hart	64	Director
John R. Johnston	52	Director
Reinhard Liedl	50	Director
Ann Mather	44	Director
Lorrie Norrington	45	Director

Daniel T. Ciporin has served as our chief executive officer since January 1999 and as chairman of our board of directors since October 2001. From 1997 through January 1999, Mr. Ciporin served as senior vice president of global deposit products at MasterCard International Incorporated, a provider of credit and payment solutions. Mr. Ciporin received his B.A from the Woodrow Wilson School of Public and International Affairs at Princeton University and his M.B.A. from the Yale School of Organization and Management.

Amir Ashkenazi co-founded Shopping.com in December 1997 and has served as our chief technology officer since that period. From December 1997 to January 1999, Mr. Ashkenazi also served as our president. From 1997 to February 2000, and from January 2002 until April 2003, he served as a member of our board of directors. Mr. Ashkenazi studied computer science and economics at Tel Aviv University.

Ignacio J. Fanlo has served as our chief revenue officer since January 2002. From August 1999 through October 2001, he served as our chief financial officer, from August 1999 to April 2003 he served as our chief operating officer and from October 2001 to April 2003 he served as our president. From 1998 to August 1999, Mr. Fanlo was not employed, and pursued his private interests. From 1993 to 1998, Mr. Fanlo worked for Morgan Stanley Dean Witter, most recently as a managing director in charge of United States Dollar securitized debt trading and capital markets. Mr. Fanlo received his B.S.E. in chemical engineering from Princeton University.

Greg J. Santora has served as our chief financial officer since December 2003. From February 2003 to November 2003, Mr. Santora was not employed, but served on the boards of several public and private companies. From 1996 to February 2003, Mr. Santora served in several roles at Intuit, Inc., a business and financial management software company, including senior vice president and chief financial officer. Mr. Santora currently serves on the boards of Align Technology, Inc. and Digital Insight Corporation. Mr. Santora received his B.A. in accounting from the University of Illinois and his M.B.A. from San Jose State University.

John P. Connaughton has served as a member of our board of directors since February 2000. Since 1997, Mr. Connaughton has served as a managing director of Bain Capital, LLC, a private equity firm, where he has been a member of the firm since 1989. From 1987 to 1989, Mr. Connaughton was a strategy consultant with Bain & Company, an international strategy consulting firm. Mr. Connaughton currently serves on the boards of ProSiebenSAT.1 Media AG, a leading German television company, and Stericycle, Inc., a medical waste management company. He received his B.S. in commerce from the University of Virginia and his M.B.A. from Harvard Business School.

Elizabeth Cross has served as a member of our board of directors since December 2004. In 1991, Ms. Cross co-founded Ariat International, Inc., a global footwear and clothing brand focused on the equestrian market, and has served as its chairman and chief executive officer since that time. From 1988 to 1991, Ms. Cross was a management consultant with Bain & Company, an international strategy consulting firm. She received her B.A. from the University of Colorado and her M.B.A. from the Stanford Graduate School of Business.

Michael A. Eisenberg has served as a member of our board of directors since August 1998. Since 1997, Mr. Eisenberg has served as a general partner at Israel Seed Partners, a private venture capital firm. Mr. Eisenberg received his B.A. in political science from Yeshiva University.

J. William Gurley has served as a member of our board of directors since April 2003. Since February 1999, Mr. Gurley has served as a general partner with Benchmark Capital, a private venture capital firm. Mr. Gurley received his B.S. in computer science from the University of Florida and his M.B.A. from the University of Texas.

Alex W. “Pete” Hart has served as a member of our board of directors since November 2004. Since 1997, Mr. Hart has been an independent consultant to the consumer services industry, focusing on payment services and consumer finance. From 1995 to 1997, he served as chief executive officer of Advanta Corporation, a consumer lending company, and he was its executive vice chairman from 1994 to 1996. From 1988 to 1994, Mr. Hart served as president and chief executive officer of MasterCard International, a global payment provider. Mr. Hart is chairman of the board of directors of Silicon Valley Bancshares Inc., and a director of Fair Isaac Corporation, a provider of analytics and decision technology, and Global Payments, Inc., a payment services company. Mr. Hart holds a B.A. in Social Relations from Harvard University.

John R. Johnston has served as a member of our board of directors since April 2003. Since 1995, Mr. Johnston has served as a general partner of August Capital, a private venture capital firm, which he co-founded. Mr. Johnston received his B.A. in English from Princeton University and his M.B.A. from Harvard Business School.

Reinhard Liedl has served as a member of our board of directors since February 2001. Since 1998, Dr. Liedl has served as chief financial officer and an executive vice president of DirectGroup Bertelsmann, which operates all clubs and e-commerce activities of the Bertelsmann Group. Dr. Liedl currently serves as a member of the supervisory board for Buch.de Internetstores AG, Münster, an online retailer of books and a publicly traded company on the Frankfurt Stock Exchange. Dr. Liedl received his diploma in mathematics and his Ph.D. in business administration from Westfaelische Wilhelms University in Germany.

Ann Mather has served as a member of our board of directors since May 2004. From September 1999 to May 2004, Ms. Mather served as executive vice president and chief financial officer of Pixar, a digital animation studio. From July 1999 to September 1999, she was executive vice president and chief financial officer of Village Roadshow Pictures. From 1992 to July 1999, Ms. Mather worked for Walt Disney Studios in a number of executive positions, most recently as Senior Vice President of Finance for Buena Vista International. Ms. Mather currently serves on the board of Central European Media Enterprises Ltd., an international television broadcasting company that operates a group of networks and stations across Central and Eastern Europe. Ms. Mather is a graduate of Cambridge University in England and is a chartered accountant.

Lorrie Norrington has served as a member of our board of directors since June 2004. Since August 2001, Ms. Norrington has served as an officer of Intuit, Inc., a business and financial management software company. She is currently an executive vice president in Intuit’s Office of the CEO. Prior to joining Intuit, from 1982 to July 2001, she served in a variety of positions at General Electric Corporation, a diversified technology, media and financial services company, including most recently as president and chief executive officer of GE FANUC Automation, a global manufacturing automation solutions business. Ms. Norrington received her B.S. in business administration from the University of Maryland and her M.B.A. from Harvard Business School.

EXECUTIVE COMPENSATION

The following table presents compensation information for 2003 paid to or accrued for our chief executive officer, all three of our other most highly compensated executive officers whose annual compensation exceeded $100,000 and were serving as executive officers as of December 31, 2003, and any other persons who served as executive officers during 2003, received annual compensation in excess of $100,000 and, had such person served as an executive officer as of December 31, 2003, would have been one of our four most highly compensated executive officers. The compensation table excludes other compensation in the form of perquisites and other personal benefits to an executive officer where that compensation constituted less than $50,000 or 10% of the total annual salary and bonus of that executive officer during the year.

Summary Compensation Table

	Annual Compensation		Long-Term Compensation
Name and Principal Positions	Salary	Bonus (1)	Restricted Stock Awards (2)		Securities Underlying Options	All Other Compensation
Daniel T. Ciporin Chief Executive Officer	$250,000	$125,000	$239,584	(3)	231,250	$—

Amir Ashkenazi Chief Technology Officer	220,000	21,550	31,250	(4)	10,000	—

Ignacio J. Fanlo Chief Revenue Officer	220,000	89,559	177,084	(5)	158,750	130,000	(6)

Nirav N. Tolia (7) Chief Operating Officer	160,000	89,556	—		791,135	—

Jason E. Schwartz (8) Chief Financial Officer	160,000	31,550	64,584	(9)	10,000	—

(1)	Bonuses paid in the first quarter of 2004 for services rendered during 2003.
(2)	In 2003, Messrs. Ciporin, Ashkenazi, Fanlo and Schwartz received restricted ordinary shares in exchange for certain options granted to them in prior years. The value of these restricted ordinary shares is based upon the fair market value of our ordinary shares on the grant date, which was $1.00 per share. These restricted ordinary shares vest over four years at the rate of 1/48th of the shares subject to the option each month beginning on the date of the grant of the stock option for which the restricted ordinary shares were exchanged. We do not pay dividends on restricted ordinary shares.
(3)	As of December 31, 2003, Mr. Ciporin held 42,535 restricted ordinary shares subject to our lapsing right of repurchase, with an aggregate value of $255,210, based upon the fair market value of our ordinary shares on December 31, 2003, which was $6.00 per share, and 197,049 unrestricted ordinary shares for which our right of repurchase had lapsed.
(4)	As of December 31, 2003, Mr. Ashkenazi held 7,812 restricted ordinary shares subject to our lapsing right of repurchase, with an aggregate value of $46,872, based upon the fair market value of our ordinary shares on December 31, 2003, which was $6.00 per share, and 28,438 unrestricted ordinary shares for which our right of repurchase had lapsed.
(5)	As of December 31, 2003, Mr. Fanlo held 13,021 restricted ordinary shares subject to our lapsing right of repurchase, with an aggregate value of $78,126, based upon the fair market value of our ordinary shares on December 31, 2003, which was $6.00 per share, and 164,063 unrestricted ordinary shares for which our right of repurchase had lapsed.
(6)	Reflects a relocation package, including reimbursed expenses, paid to Mr. Fanlo upon his relocation from New York to California.

(7)	Mr. Tolia began employment with us in April 2003 upon completion of our acquisition of Epinions, Inc., and resigned as a director, executive officer and employee in June 2004.
(8)	Mr. Schwartz ceased to be our chief financial officer as of December 1, 2003, in connection with the relocation of our corporate headquarters from New York to California.
(9)	As of December 31, 2003, Mr. Schwartz held 13,542 restricted ordinary shares subject to our lapsing right of repurchase, with an aggregate value of $81,252, based upon the fair market value of our ordinary shares on December 31, 2003, which was $6.00 per share, and 51,042 unrestricted ordinary shares for which our right of repurchase had lapsed.

In December 2003, we hired Mr. Santora as our chief financial officer at an annual salary of $250,000 and awarded him a $50,000 signing bonus. We also granted Mr. Santora an option to purchase 400,000 ordinary shares at an exercise price of $3.50 per share. This option vests over four years at the rate of 25% of the ordinary shares subject to the option on the first anniversary of his employment and 1/48th of the ordinary shares subject to the option each month thereafter.

In 2004, we paid a relocation bonus in the amount of $200,000 to Mr. Ciporin upon completion of his move from New York to California.

Option Grants in the Fiscal Year Ended December 31, 2003

The following table presents information regarding grants in 2003 of stock options to the executive officers named in the summary compensation table above.

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in 2003	Exercise Price	Expiration Date	Potential Realizable Value Based on Annual Rates of Stock Appreciation for Option Term
					5%	10%
Daniel T. Ciporin	112,500 118,750	4.2 4.4%	$1.00 1.00	3/15/2013 8/1/2013	$3,186,000 3,363,000	$5,140,125 5,425,688

Amir Ashkenazi	10,000	0.4	1.00	8/1/2013	283,200	456,900

Ignacio J. Fanlo	58,750 100,000	2.2 3.7	1.00 1.00	3/15/2013 8/1/2013	1,663,800 2,832,000	2,684,288 4,569,000

Nirav N. Tolia	791,135	29.4	1.00	4/15/2013	22,404,943	36,146,958

Jason E. Schwartz	2,500 7,500	0.1 0.3	1.00 1.00	3/15/2013 11/5/2013	70,800 212,400	114,225 342,675

The percentage of total options granted to employees in 2003 is based on options to purchase a total of 2,688,180 ordinary shares granted during the year ended December 31, 2003, including options to purchase 1,302,674 ordinary shares granted in connection with our acquisition of Epinions, Inc.

Potential realizable values are computed by:

•	multiplying the number of ordinary shares subject to a given option by the initial public offering price of $18.00 per share,

•	assuming that the aggregate share value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option, and

•	subtracting the aggregate option exercise price from the aggregate share value.

The 5% and 10% assumed annual rates of share price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future ordinary share prices.

The options granted to Messrs. Ciporin, Ashkenazi, Fanlo and Schwartz vest over four years at the rate of 1/48th per month. 698,635 of the options granted to Mr. Tolia were vested upon approval of issuance by our Compensation Committee in October 2003, following his continued employment with us for at least six months following our acquisition of Epinions, Inc., and the remaining 92,500 options granted to him vested monthly, prior to his resignation, at the rate of 1/48th per month.

In December 2003, we granted Mr. Santora an option to purchase 400,000 ordinary shares at an exercise price of $3.50 per share. This option vests over four years at the rate of 25% of the ordinary shares subject to the option on the first anniversary of his employment and 1/48th of the ordinary shares subject to the option each month thereafter.

In February 2004, we granted Mr. Tolia an option to purchase 106,250 ordinary shares at an exercise price of $6.00 per share. This option vested, prior to his resignation, over four years at the rate of 1/48th of the ordinary shares subject to the option each month.

Aggregate Option Exercises in 2003 and Year-End Option Values

The following table presents the number of ordinary shares acquired and the value realized upon exercise of stock options during 2003 and the number of ordinary shares subject to “exercisable” and “unexercisable” stock options held as of December 31, 2003 by each of the named executive officers listed in the summary compensation table above. Also presented are values of “in-the-money” options, which represent the positive difference between the exercise price of each outstanding stock option and the initial public offering price of $18.00 per share.

Name	Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options Held at December 31, 2003		Value of Unexercised In-the-Money Options Held at December 31, 2003
			Vested	Unvested	Vested	Unvested
Daniel T. Ciporin	50,000	$38,000	366,179	272,005	$6,016,809	$4,299,089
Amir Ashkenazi	—	—	1,042	8,958	17,706	152,295
Ignacio J. Fanlo	27,007	—	93,933	171,146	1,290,598	2,759,482
Nirav N. Tolia	—	—	714,052	77,083	12,138,876	1,310,420
Jason E. Schwartz	—	—	10,781	17,969	145,781	267,969

(1)	Value is determined by subtracting the option exercise price from the assumed per share fair market value of our ordinary shares at the time of exercise of $1.00, as determined by our board of directors.

Compensation of Directors

The members of our board of directors who are not our employees are entitled to reimbursement for travel, lodging and other reasonable expenses incurred in attending board and committee meetings. Members do not receive cash compensation for attending board and committee meetings. Our 2004 Equity Incentive Plan provides that our board of directors may establish policies specifying stock option grants to non-employee directors. Arrangements regarding the compensation of directors, including executive officers who are directors, require approval of the audit committee, the board of directors and the shareholders in that order. The board has adopted a policy for compensation paid to its directors who are not employees of the Company, or partners or employees of shareholders of the Company. This policy provides that each such director will receive $50,000 per year, an initial stock option grant of 30,000 ordinary shares upon their appointment or election to the board and subsequent option grants of 7,500 ordinary shares after each annual meeting. These initial director grants will vest monthly over a three-year period and the subsequent grants will vest monthly over a one-year period. Options grants to any non-employee directors will accelerate in full upon a liquidation, dissolution or change in control transaction.

Upon their appointments to the board, Ms. Mather, Ms. Norrington, Mr. Hart and Ms. Cross each received an option to purchase 30,000 ordinary shares. The exercise price for each option grant is $6.00 per share for each of Ms. Mather and Ms. Norrington, $26.84 per share for Mr. Hart and $25.07 per share for Ms. Cross. Each grant has the vesting schedule stated above.

Employment Agreements with Executive Officers

We entered into an employment agreement with Mr. Ciporin dated as of January 8, 1999, which we amended as of December 31, 2000. The agreement provides for Mr. Ciporin to receive a base salary of $250,000 per year, to be reviewed annually by us and subject to increase from time to time by us. Mr. Ciporin’s annual salary is currently $250,000. Mr. Ciporin also will be eligible to receive an annual bonus as determined by our board, but no less than 50% of his base salary, with such bonus to be based on whether mutually agreed upon milestones are met.

We entered into an employment agreement with Mr. Fanlo dated as of August 15, 1999, as amended and restated December 31, 2001, and as amended April 15, 2003. The agreement provides for Mr. Fanlo to receive a base salary of $220,000 per year, to be reviewed annually by us and subject to increase from time to time by us. Mr. Fanlo’s annual salary is currently $220,000. Mr. Fanlo also will be eligible to receive an annual bonus as determined by the compensation committee of our board, but no less than 40% of his base salary, with such bonus to be based on whether mutually agreed upon milestones are met.

We entered into an employment agreement with Mr. Tolia dated as of April 15, 2003. The agreement provided for Mr. Tolia to receive a base salary of $220,000 per year. Mr. Tolia resigned from his employment with us in June 2004. Mr. Tolia received no severance payment, acceleration of unvested options or any other termination payment in connection with his termination of employment other than payment for accrued but unpaid vacation days.

We entered into an employment agreement with Mr. Santora dated as of December 1, 2003. The agreement provides for Mr. Santora to receive a base salary of $250,000 per year, to be reviewed annually by us and subject to increase from time to time by us. Mr. Santora also will be eligible to receive an annual bonus as determined by the compensation committee of our board, but no less than that of similarly situated executives of ours, with such bonus to be based on whether mutually agreed upon milestones are met, as well as a one-time signing bonus of $50,000. Under the agreement, Mr. Santora received an option to purchase 400,000 ordinary shares, with 25% of the shares vesting on December 1, 2004, and the remainder vesting at the rate of 1/48th of the shares subject to the option each month thereafter, subject to his continued employment with us.

The employment agreements with Messrs. Ciporin and Fanlo provide for one-year terms, with automatic renewals for additional one-year periods, unless the executive officer or we give 60 days’ notice to the other party that the employment agreement will not be extended. Mr. Santora’s employment agreement provides for “at will” employment pursuant to which either Mr. Santora or we may terminate the employment agreement at any time and for any or no reason, with or without cause.

The employment agreements for each of Messrs. Ciporin and Fanlo require us to pay up to 12 months of salary continuation at an annualized rate equal to 50% of the sum of his salary and prior year bonus, upon (a) termination without cause or resignation for good reason under specified conditions or (b) termination without cause within 120 days following a change of control of the company. A “change of control” means a sale, merger or other similar event involving the transfer of more than 50% of the voting control of Shopping.com Ltd. “Good reason” means a material diminution in the requirements of the individual’s employment or any other material change in such position, including titles, authority or responsibilities, as a result of a change in control. Our obligation to make these monthly payments will cease upon the individual’s being employed full-time or otherwise being entitled to receive payments equal to or greater than his initial base salary, or if the individual breaches non-competition or confidentiality provisions of his agreement.

The employment agreements include change in control provisions that accelerate the vesting of the options held by the named executive officers at the time they entered into their employment agreements. In the case of Messrs. Ciporin and Fanlo, if (a) there is a sale or merger of the company or (b) we terminate their employment without cause or they resign with good reason, then the unvested portions of those options will immediately vest and become exercisable. In December 2003, our board of directors adopted a policy providing for the acceleration of vesting of the remainder of their unvested options and restricted shares. Pursuant to this policy, (a) if there is a sale or merger of the company, 50% of their unvested shares and options will immediately vest and become exercisable and (b) if between three months before a sale or merger of the company and six months after such sale or merger they are terminated without cause or they resign with good reason, then all shares and options held by them will immediately vest and become exercisable. Notwithstanding the foregoing, any shares and options subject to their employment agreements remain subject to the vesting and acceleration provisions of their employment agreements.

Mr. Santora’s employment agreement provides that (a) if there is a sale or merger of the company, 50% of his unvested options will become immediately exercisable and (b) if between three months before a sale or merger of the company and six months after such sale or merger he is terminated without cause or he resigns with good reason, then all of his unvested shares and options will immediately vest and become exercisable.

In October 2003, our board of directors adopted a policy providing for the acceleration of vesting of unvested shares and options held by those officers designated at the vice-president level and higher, including Messrs. Ashkenazi and Schwartz. Pursuant to this policy, if either Mr. Ashkenazi or Mr. Schwartz is terminated without cause or resigns with good reason between three months before a sale or merger of the company and six months after such sale or merger, then 50% of all unvested restricted shares and options held by him will immediately vest and become exercisable. Messrs. Ashkenazi and Schwartz are at-will employees, and neither has an employment agreement with us.

Approval of Related Party Transactions Under Israeli Law

Directors and Executive Officers

Fiduciary duties. Israeli law codifies fiduciary duties that directors and executive officers owe to the company. These fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires a director or executive officer to act with the level of care with which a reasonable director or executive officer in the same position would have acted under the same circumstances. Under the duty of loyalty, a director or executive officer is required to act in good faith and in the best interests of the company.

Personal interest. Israeli law requires that a director or executive officer promptly disclose to the board of directors any personal interest that he or she may have and all related material information known to him or her concerning any existing or proposed transaction with the company. A personal interest of a person includes an interest in any company in which the person, his or her relative or any entity in which such person or relative has a personal interest, is a direct or indirect 5% or greater shareholder, director or general manager or in which he has the right to appoint at least one director or the general manager. Board approval is required to approve the transaction, and no transaction that is adverse to the company’s interest may be approved. Approval by the company’s audit committee and board of directors is required for an extraordinary transaction, meaning any transaction that is not in the ordinary course of business, not on market terms or is likely to have a substantial effect on the company’s profitability, assets or liabilities. Our articles of association provide that a director who has a personal interest in a matter may not be present at a board of directors or audit committee meeting during discussions or a vote on the matter, except as permitted under Israeli law. If a majority of the board of directors has a personal interest in the transaction, shareholder approval is also required.

Compensation arrangements. Under our articles, all compensation arrangements with executive officers who are not directors must be approved by the compensation committee. Extraordinary transactions with executive officers who are not directors require additional approvals. Compensation arrangements with directors require the approval of our audit committee, board of directors and shareholders, in that order. Transactions relating to exculpation, insurance or indemnification of executive officers require audit committee approval and subsequent board approval. Transactions relating to exculpation, insurance or indemnification of directors require audit committee approval, board approval and subsequent shareholder approval.

Shareholders

Controlling shareholders. Under Israeli law, the disclosure requirements regarding personal interests that apply to directors and executive officers also apply to a controlling shareholder of a public company. A controlling shareholder is a shareholder who has the ability to direct the activities of a company, including a shareholder who owns 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights.

Required approval. Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, and the terms of compensation of a controlling shareholder who is a director or executive officer, require the approval of the audit committee, the board of directors and the shareholders of the company, in that order. This shareholder approval must include the majority of shares voted at the meeting. In addition, either:

•	the majority must include at least one-third of the shares of disinterested shareholders voted at the meeting; or

•	the total number of shares of disinterested shareholders voted against the transaction must not exceed one percent of the aggregate voting rights in the company.

Shareholder duties. Under Israeli law, a shareholder has a duty to act in good faith toward the company and other shareholders and to refrain from abusing such shareholder’s power in the company, including, among other things, in voting at the general meeting of shareholders on the following matters:

•	an amendment to the company’s articles of association;

•	an increase of the company’s authorized share capital;

•	a merger; or

•	interested party transactions that require shareholder approval.

The following shareholders have a duty of fairness toward the company: any controlling shareholder; any shareholder who knows that such shareholder possesses the power to determine the outcome of a shareholder vote; and any shareholder who has the power to appoint or to prevent the appointment of an office holder of the company. Israeli law does not define the substance of this duty of fairness.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Since January 1, 2002, none of the members of our compensation committee has been an officer or employee of ours. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.

REPORT OF THE COMPENSATION COMMITTEE

Compensation Committee Report on Executive Compensation

The compensation committee is responsible for determining the non-equity compensation of Shopping.com’s executive officers, including the chief executive officer. It also reviews compensation for Shopping.com’s directors, and administers Shopping.com’s equity-based compensation plans. The members of the compensation committee are Michael A. Eisenberg, Lorrie M. Norrington and Alex W. Hart, each of whom is an independent director as defined by The NASDAQ Stock Market, a non-employee director within the meaning of Section 16 of the Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Mr. Hart also qualifies as an “external director” within the meaning of the Israeli Companies Law. Mr. Eisenberg is the committee chair.

General Compensation Policy

The compensation committee establishes the general compensation policy of Shopping.com for all executive officers and other employees. The committee annually reviews and approves the corporate goals and objectives relevant to the compensation of the chief executive officer and other executive officers. The committee meets with the chief executive officer within 90 days after the beginning of each fiscal year to discuss the incentive compensation programs for executive officers for that year, and the goals and objectives relevant to those programs.

The compensation committee’s philosophy in compensating executive officers, including the chief executive officer, is to relate compensation to corporate performance and shareholder returns while providing a total compensation package that is competitive and enables Shopping.com to attract, motivate, reward and retain executive officers. All long-term equity compensation for executive officers is made through the granting of stock options and restricted stock, which is subject to the subsequent approval of the board of directors. Stock options generally have value for the executive only if the price of Shopping.com’s ordinary shares increase above the fair market value on the grant date and the executive remains employed with Shopping.com for the period required for the shares to vest.

The base salaries, incentive compensation and stock option grants of the executive officers are determined in part by the compensation committee reviewing data on prevailing compensation practices in companies that compete with Shopping.com for executive talent, and by evaluating this information in connection with Shopping.com’s corporate goals. Although it did not engage a compensation consultant or conduct a formal survey of comparable companies, the committee compared the Shopping.com executive officer compensation with what it knew about compensation practices of comparable companies in determining base salary, bonuses and total cash compensation. Executive officers, including the chief executive officer, are each eligible to participate in Shopping.com’s stock option plans.

Executive Compensation

Base Compensation. 2003 salaries for individual executive officers were determined by evaluating each executive’s responsibilities, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

Incentive Compensation. Performance-based bonuses, paid in cash, were part of each executive’s compensation in 2003. These bonuses were based on goals and objectives established by the compensation committee with input from the Company’s CEO. The committee expects to continue this practice, so that each executive’s annual performance will be measured by the achievement of goals and objectives that are established early in the fiscal year. In 2003, executive bonuses ranged from $21,550 to $125,000.

Stock Options. The committee believes that equity-based compensation in the form of stock options links the interests of executive officers with the long-term interests of Shopping.com shareholders and encourages executive officers to remain employed with Shopping.com. Stock options are typically granted to executive officers upon commencement of employment, and in connection with significant changes in responsibilities and, occasionally, to achieve parity among executives in a peer group. The committee may grant additional stock options to executives for other reasons. The number of shares subject to each option granted is within the discretion of the compensation committee and is based on anticipated future contribution and ability to influence corporate results, past performance and consistency within the executive’s peer group. In 2003, the compensation committee considered these factors, as well as the number of unvested stock options held by each executive officer as of the date of grant. Stock options are granted at an exercise price equal to the fair market value of Shopping.com’s ordinary shares on the date of grant.

Chief Executive Officer Compensation

Dan Ciporin, our chief executive officer, was paid a base salary of $250,000 for 2003. Mr. Ciporin was also awarded a bonus of $125,000 for 2003, and will be eligible to receive annual bonuses in future years of at least 50% of his base salary, with the particular percentage being determined in each year based on achievement of established goals and objectives for Shopping.com’s performance. During 2003, he received options to purchase an aggregate of 231,250 ordinary shares. This salary and bonus compensation for the chief executive officer for 2003 was based on the factors described above for all executive officers. As required by Israeli law, Mr. Ciporin’s total compensation for 2003 was approved by the audit committee, the board of directors and the Shopping.com shareholders, in that order. For 2004, the compensation committee will evaluate chief executive officer compensation consistent with the factors described above for all executive officers.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits to $1 million the tax deduction for compensation paid to certain executives of public companies. However, performance-based compensation that has been approved by shareholders is excluded from the $1 million limit if, among other things, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes the goals consists only of “outside directors.” Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the stock option is not less than the fair market value of the stock on the date of grant, and the plan includes a per-executive limitation on the number of shares for which stock options may be granted during a specified period. All members of the compensation committee qualify as outside directors. Historically, the combined salary and bonus of each Shopping.com executive officer has been below this $1 million limit. The compensation committee’s present intention is to grant future compensation that does not exceed the limitations of Section 162(m), although the compensation committee reserves the right to award compensation that does not comply with these limits on a case-by-case basis.

COMPENSATION COMMITTEE

Michael A. Eisenberg

Lorrie M. Norrington

Alex W. Hart

COMPANY STOCK PRICE PERFORMANCE

Because our ordinary shares were not publicly traded during our last fiscal year, we cannot provide a stock price performance graph comparing the yearly percentage change in the price of our ordinary shares to relevant indices.

RELATED PARTY TRANSACTIONS

General

Other than the transactions described in “Executive Compensation” and the transactions described below, since January 1, 2003, there has not been, nor is there any currently proposed transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeds $60,000, and in which any director, executive officer, holder of more than 5% of our ordinary shares or any member of his or her immediate family had or will have a direct or indirect material interest.

Preferred Share Financings

Since January 1, 2003, we have issued preferred shares in the following transactions:

•	In April 2003, we issued 10,972,748 Series G preferred shares, 6,171,510 Series H preferred shares and 10,803,587 Series I preferred shares in connection with our acquisition of Epinions, Inc. In the merger, each share of Epinions common stock was cancelled, and each share of Epinions Series A, Series B and Series C preferred stock was exchanged for 0.67516 of our Series G, Series H and Series I preferred shares, respectively.

•	In June 2003, we issued 75,000 Series B preferred shares to Israel Seed IV L.P. upon the exercise of a warrant for an aggregate purchase price of $52,500.

The following table summarizes purchases of preferred shares from Shopping.com since January 1, 2003 by our executive officers, directors and beneficial holders of more than 5% of our ordinary shares. At the closing of our initial public offering on October 29, 2004, each Series B preferred share automatically converted into 0.25 ordinary shares, and Series G, Series H and Series I preferred share automatically converted into approximately 0.25985 ordinary shares.

Purchaser	Series B	Series G	Series H	Series I
Michael A. Eisenberg Entities affiliated with Israel Seed Partners (1)	75,000	—	—	—
John R. Johnston (2)	—	5,401,305	246,861	2,515,511
August Capital II, L.P.
J. William Gurley (3)	—	5,401,305	246,861	2,515,511
Entities affiliated with Benchmark Capital
Purchase date	June 2003	April 2003	April 2003	April 2003
Price per share	$ 0.70	$ 0.74(4)	$ 4.05(4)	$ 1.09(4)

(1)	Represents shares held of record by Israel Seed II L.P., of which Mr. Eisenberg is a general partner. Mr. Eisenberg disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.
(2)	Represents shares held of record by August Capital II, L.P., of which Mr. Johnston is a general partner. Mr. Johnston disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.
(3)	Represents 5,401,305 Series G preferred shares and 246,861 Series H preferred shares held of record by Benchmark Capital Partners III, L.P., and 2,515,511 Series I preferred shares held of record by Benchmark Capital Partners IV, L.P. Mr. Gurley is a managing member of Benchmark Capital Management Co. III, L.L.C., the general partner of Benchmark Capital Partners III, L.P., and is a managing member of Benchmark Capital Management Co. IV, L.L.C., the general partner of Benchmark Capital Partners IV. L.P. Mr. Gurley disclaims beneficial ownership of all such shares except with respect to 15,384 shares of Series I preferred shares and except to the extent of his pecuniary interest therein.
(4)	Issued and exchanged for outstanding shares of Epinions preferred stock. The price per share represents a conversion of the original purchase price of Epinions preferred stock.

Purchases of Ordinary Shares

The following table summarizes purchases of our ordinary shares in connection with stock option exercises since January 1, 2003 by our executive officers, directors and holders of more than 5% of our ordinary shares.

Purchaser	Ordinary Shares	Total Purchase Price	Date of Purchase
Daniel T. Ciporin	50,000	$12,000	10/5/2003
Ignacio J. Fanlo	27,007	27,214	12/11/2003
Ignacio J. Fanlo	31,433	87,682	1/8/2004
Ignacio J. Fanlo	8,334	8,333	5/27/2004
Jason E. Schwartz	1,407	1,406	1/13/2004

Registration Rights

At the closing of our initial public offering on October 29, 2004, all of our outstanding preferred shares converted into ordinary shares. Pursuant to our agreement with investors dated April 10, 2003, our preferred shareholders, and certain holders of ordinary shares, including our chief technology officer and co-founder, Amir Ashkenazi, have specified registration rights with respect to their ordinary shares following the offering.

Stock Option Exchange Program

In August and September 2003, we implemented an option exchange program in which we offered some of our employees, including our executive officers named below, the right to exchange certain of their unexercised stock options for restricted ordinary shares. Participation in the option exchange program was voluntary and participants were permitted to elect to have some, all or none of their eligible options exchanged pursuant to the option exchange program. The following table summarizes the options exchanged and the restricted ordinary shares issued to our executive officers named below pursuant to the option exchange.

Executive Officer	Total Number of Unexercised Options Exchanged	Total Restricted Ordinary Shares Received in Return for Exchanged Options
Daniel T. Ciporin	287,500	239,584
Ignacio J. Fanlo	212,500	177,084
Amir Ashkenazi	37,500	31,250
Jason E. Schwartz	77,500	64,584

One restricted ordinary share was exchanged for every 1.2 ordinary shares subject to options tendered in the exchange. The restricted ordinary shares issued in the exchange are subject to the same vesting schedule as the original options that were exchanged. The payment per restricted ordinary share was equal to NIS 0.01, the par value of our ordinary shares.

Loan to Chief Executive Officer

In April 2001, we extended a personal loan to Daniel T. Ciporin, our chief executive officer, as evidenced by a promissory note dated April 10, 2001, in the principal amount of $150,000, bearing interest at the applicable federal rate, accrued annually. The largest aggregate amount of indebtedness outstanding under this loan at any time was $173,359. The outstanding principal amount under the loan and the accrued interest thereon was paid in full on March 22, 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding beneficial ownership of our ordinary shares as of December 15, 2004:

•	each shareholder known by us to own beneficially more than 5% of our outstanding ordinary shares;

•	each of our directors;

•	each of our executive officers named in the summary compensation table above; and

•	all directors and executive officers as a group.

Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Ordinary shares subject to options that are currently exercisable or exercisable within 60 days after December 15, 2004 are deemed outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address for each listed shareholder is c/o Shopping.com Ltd., 1 Zoran Street, Netanya 42504, Israel.

The percentage of shares beneficially owned as of December 15, 2004 is based on 29,548,568 ordinary shares outstanding on that date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Reinhard Liedl (1) Bertelsmann Nederland B.V.	3,082,183	10.4%
J. William Gurley (2) Entities affiliated with Benchmark Capital	2,150,732	7.3
John R. Johnston (3) August Capital II, L.P.	2,121,332	7.2
Michael A. Eisenberg (4) Entities affiliated with Israel Seed Partners	1,928,041	6.5
Daniel T. Ciporin (5)	815,811	2.8
Nirav N. Tolia (6)	736,682	2.5
John P. Connaughton (7) Bain Capital Integral Investors LLP	621,391	2.1
Ignacio J. Fanlo (8)	555,792	1.9
Amir Ashkenazi (9)	534,180	1.8
Greg J. Santora (10)	116,666	*
Jason E. Schwartz (11)	68,258	*
Ann Mather (12)	7,500	*
Alex W. Hart (13)	7,000	*
Lorrie M. Norrington (14)	6,666	*
Elizabeth Cross (15)	833	*
All directors and executive officers as group (13 persons) (16)	11,948,126	40.4%

*	Less than 1%
(1)

Represents shares owned by Bertelsmann Nederland B.V. (“Nederland”). Dr. Liedl, an executive vice president and chief financial officer of DirectGroup Bertelsmann, shares voting and dispositive power of these shares with Dr. Ewald Walgenbach, chief executive officer of DirectGroup Bertelsmann, and Jôrg Hernler and Oktay Erciyaz, each a manager of Nederland. Each of the foregoing disclaims beneficial ownership of all shares held by this entity except to the extent of their respective pecuniary interests therein. The address of this entity and Messrs. Hernler and Erciyaz is Laanakkerweg 16, NL-4131 PB Vianen (2H), The Netherlands.

(2)	Represents 1,497,076 shares owned by Benchmark Capital Partners III, L.P. and 653,656 shares owned by Benchmark Capital Partners IV, L.P. Mr. Gurley is a managing member of Benchmark Capital Management Co., III, L.L.C., the general partner of Benchmark Capital Partners III, L.P., and is a managing member of Benchmark Capital Management Co. IV, L.L.C., the general partner of Benchmark Capital Partners, IV, L.P. Mr. Gurley disclaims beneficial ownership of all shares held by these entities except with respect to 4,015 shares and except to the extent of his pecuniary interest therein. The address of these entities and Mr. Gurley is 2480 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(3)	Represents shares owned by August Capital II, L.P. Mr. Johnston is a general partner of this entity. Mr. Johnston disclaims beneficial ownership of all shares held by this entity except to the extent of his pecuniary interest therein. The address of this entity is 2480 Sand Hill Road, Suite 101, Menlo Park, CA 94025.
(4)	Represents 987,717 shares owned by Israel Seed II L.P., of which 20,373 are held for the benefit of Mr. Eisenberg personally, and 940,324 shares owned by Israel Seed IV, L.P. Mr. Eisenberg is a general partner of both of these entities. Mr. Eisenberg, Neil Cohen and Jonathan Medved share voting and dispositive power over these shares held by Israel Seed II, L.P. Mr. Eisenberg disclaims beneficial ownership of all shares held by these entities except to the extent of his pecuniary interest therein. The address of Israel Seed II, L.P. is P.O. Box 248, Lord Coutanche House, 66-68 Esplanade, St. Helier, Jersey, JE4 5PS, Channel Islands. The address of Israel Seed IV, L.P. is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.
(5)	Includes 44,000 shares owned by the Daniel T. Ciporin Irrevocable Trust FBO Charles L. Ciporin, 44,000 shares owned by the Daniel T. Ciporin Irrevocable Trust FBO Peter B. Ciporin, 1,464 shares owned by Laura Ciporin, the mother of Mr. Ciporin, and 472,819 shares issuable upon exercise of options. Mr. Ciporin disclaims beneficial ownership of the shares held by Laura Ciporin.
(6)	Includes 25,000 shares owned by Tolia, Inc. Mr. Tolia is the president and sole shareholder of Tolia, Inc. and has sole voting and dispositive power over the shares held by Tolia, Inc.
(7)	Represents shares owned by Bain Capital Integral Investors LLP. Mr. Connaughton is a managing director at Bain Capital, LLC, the administrative member of Bain Capital Integral Investors LLP. Mr. Connaughton disclaims beneficial ownership of all shares held by this entity except to the extent of his pecuniary interest therein. The address of these funds and Mr. Connaughton is 111 Huntington Avenue, Suite 3500, Boston, MA 02199.
(8)	Includes 125,000 shares owned by the Collette Minnock 2004 Retained Annuity Trust, 125,000 shares owned by the Ignacio J. Fanlo 2004 Irrevocable Trust, 22,339 shares owned by the Ciara Fanlo Trust, 22,339 shares owned by the Conor Fanlo Trust, 11,000 shares owned by the Ignacio J. Fanlo Family Trust, 5,354 shares owned by Elizabeth Fanlo, and 124,246 shares issuable upon exercise of options.
(9)	Includes 3,750 shares issuable upon exercise of options.
(10)	Represents ordinary shares issuable upon exercise of options.
(11)	Includes 2,267 ordinary shares issuable upon exercise of options.
(12)	Represents ordinary shares issuable upon exercise of options.
(13)	Includes 2,500 ordinary shares issuable upon exercise of options.
(14)	Represents ordinary shares issuable upon exercise of options.
(15)	Represents ordinary shares issuable upon exercise of options.
(16)	Represents the shares disclosed under footnotes 1–5, 7–9 and 12–15.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be included in our proxy materials for our 2005 Annual General Meeting of Shareholders must be received by us at our principal executive offices no later than January 19, 2005. Such proposals may be included in the 2005 Annual General Meeting materials if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission. Proposals received after that date are not required to be included in our proxy materials for that meeting.

Other shareholder proposals may be presented at the 2005 Annual General Meeting if certain requirements are met. Under Israeli law and our Articles of Association, only shareholders who hold at least 1% of the outstanding voting rights are entitled to request that the board of directors include a proposal in a future shareholders meeting, provided that the subject is suitable for discussion at a shareholders meeting. Our Articles of Association provide that shareholder proposals for an Annual General Meeting must be delivered to the Company at least 75 days and not more than 120 days prior to the anniversary date of the prior year’s annual meeting. Our 2004 Annual General Meeting was held on June 10, 2004. For more information about the procedures for submitting proposals for consideration at a shareholder meeting, you may request a copy of our Articles of Association from the Corporate Secretary of our U.S. subsidiary, Shopping.com, Inc., located at 8000 Marina Boulevard, Fifth Floor, Brisbane, California 94005, Attn: Martin E. Roberts. Our Articles of Association are also located on our website at http://investor.shopping.com/downloads/ArticlesofAssociation.pdf.

SECTION 16(a)

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of our ordinary shares to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market, and to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us, we believe that all Section 16(a) filing requirements from October 29, 2004 through the printing of this proxy statement were met with the exception of:

•	Messrs. Ashkenazi, Ciporin, Eisenberg, Fanlo and Santora and Ms. Norrington each failed to file a Form 3 on a timely basis in October 2004 (contemporaneous with our public offering).

•	Messrs. Connaughton, Eisenberg, Fanlo, Johnston and Liedl and Bertelsmann Nederland B.V. each failed to file a Form 4 on a timely basis in October 2004 to report the conversion of preferred shares into ordinary shares at the closing of our initial public offering, however each had previously reported the conversion of such shares on Forms 3 that were previously filed.

OTHER BUSINESS

The board of directors does not presently intend to bring any other business before the meeting, and, so far as is known to the board, no matters are to be brought before the meeting except as specified in the Notice of the meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROPERLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

[Form of Proxy Card]

SHOPPING.COM LTD.

1 Zoran Street

Netanya, 42504, Israel

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned being a holder of ordinary shares of Shopping.com Ltd. (the “Company”) hereby appoints Daniel T. Ciporin and Martin E. Roberts, or either of them, each with power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of the Company, held by the undersigned of record on December 20, 2004, at the Extraordinary General Meeting of the Shareholders of Shopping.com to be held on January 28, 2005, or at any adjournment thereof.

This proxy, when properly executed and returned in a timely manner, will be voted at the Extraordinary General Meeting and any adjournments thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the External Director nominees and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the Extraordinary General Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING,

PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND

RETURN IT NOT LESS THAN 24 HOURS PRIOR TO THE TIME OF

THE MEETING IN THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

[Reverse Side]

☒  Please mark votes as in this example.

The Board of Directors recommends a vote FOR the External Directors.

1. Confirmation of External Director:	For	Withheld for All
	☐	☐
(01) Alex W. “Pete” Hart
(02) Elizabeth Cross

To withhold authority to vote for any External Director,

write the name on the space provided below.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting. This proxy must be signed exactly as your name appears on your stock certificate. If more than one name appears on the stock certificate, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signatory is a corporation, please print the full corporate name and indicate the capacity of the duly authorized officer executing the proxy on behalf of the corporation. If the signatory is a partnership, please print the full partnership name and indicate the capacity of the duly authorized person executing the proxy on behalf of the partnership.

Signature:                                                                       Date:

Signature:                                                                       Date: